UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2013

Medifast, Inc.

(Exact name of registrant as specified in its charter)

DE	001-31573	13-3714405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11445 Cronhill Drive, Owings Mills, Maryland	21117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   410-581-8042

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)	Appointment of Mr. Sassano and Mr. Bondroff

Effective July 22, 2013, the Board of Directors of Medifast, Inc. (the “Company”) appointed Carl E. Sassano to its Board of Directors and the Company's Compensation Committee. The Board also appointed Director Barry B. Bondroff, CPA, as Lead Director.

Mr. Sassano has more than 40 years of significant corporate experience.  Mr. Sassano is a Partner in CSW Equity Partners, a private equity investment company and serves as Chairman of the Board of Voiceport, a company in the CSW portfolio.  Mr. Sassano is currently a member of the Board of Transcat, Inc., serves as their Lead Director, and was Chairman of the Board from October 2003 until July, 2013.  From 1999 to 2000, Mr. Sassano was President and Chief Operating Officer of Bausch & Lomb and held a number of other senior executive positions there including President-Global Vision Care from 1996 to 1999, President-Contact Lens Division from 1994 to 1996, Group President from 1993 to 1994 and President-Polymer Technology, a subsidiary of Bausch & Lomb, from 1983 to 1992.  There has been no reportable transaction since the beginning of the last fiscal year and none is currently proposed in which the Company was or is to be a participant in which Mr. Sassano had or has any direct or indirect material interest.

Mr. Bondroff has served as a Director on the Medifast Board since 2008.  He is an officer and director with Gorfine, Schiller & Gardyn, PA, a full-service certified public accounting firm offering a wide range of accounting and consulting services. Previously, he was a Senior Managing Director with SMART, which merged with Gorfine, Schiller & Gardyn in May 2003. Mr. Bondroff has over 42 years of experience providing companies of all sizes and across varied industries with practical accounting, assurance, tax, business, technology and financial advisory services.

A copy of the press release announcing the appointments is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on July 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medifast, Inc.

Date: July 24, 2013	By:	/s/ TIMOTHY G. ROBINSON
Timothy G. Robinson Chief Financial Officer